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                                                                    EXHIBIT 4.20

THIS ESCROW AGREEMENT (this "AGREEMENT") is made on August 18, 2004

BY AND AMONG

1. NAM TAI ELECTRONICS INC., a company incorporated in the British Virgin Islands with its registered office at McW. Todman & Co., McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands ("NAM TAI");

2. WELCOME SUCCESS TECHNOLOGY LIMITED, a company duly incorporated in the British Virgin Islands, with its registered office at Trident Trust Company (B.V.I.) Ltd., Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. ("WELCOME SUCCESS")

3. REMOTE REWARD SAS, a French Societe par Actions simplifiee with its registered office at 4 ter rue de l'ouest, 92100 Boulogne (the "RR");

4. JOHNSON STOKES & MASTER, 16th - 19th Floors, Prince's Building, 10 Chater Road, Central Hong Kong (the "ESCROW AGENT");

5. ANDRE JOLIVET, of a French National born on July 4, 1962, in Quimper, France, residing at 47 rue Henri Tariel, 92130 Issy les Moulineaux, France. (the "DIRECTOR"); and

6. ALAIN JOLIVET, the director General of Stepmind, a French National born on April 14, 1949, in Plogastel Saint-Germain, France, residing at rue de General Gouraud, 92190 Meudon, France (the "DIRECTOR GENERAL").

WHEREAS

(A) Nam Tai and RR are, together with the Director, the Director General and AGF Innovation 3, AGF Innovation 4, AGF Innovation 5 (together "AGF PE"), and Mighty Wealth Group Limited ("MWGL"), parties to the Amended and Restated Investment Agreement relating to Stepmind and dated 22 March 2004 (the "INVESTMENT AGREEMENT"). Nam Tai have agreed to proceed with their subscription for 647,874 ABSA Shares 2, consisting of 647,874 class B shares in the capital of Stepmind, with one Warrant (as defined in Article 2.4 of the Investment Agreement) attached to each such class B share (the "SHARES") on the condition that Remote Reward will purchase Nam Tai and Welcome Success' entire share holding (including all warrants) in Stepmind.

(B) Nam Tai and Welcome Success agree to deposit with the Escrow Agent (i) a subscription form (bulletin de souscription) in the form as provided by the Investment Agreement, duly signed by Nam Tai and dated as of August 16, 2004 whereby it agrees to subscribe for the Shares (the "SUBSCRIPTION FORM") and (ii) share transfer orders (ordres de mouvement) (the "SHARE TRANSFER FORMS"), in the forms attached hereto, duly executed by Nam Tai and Welcome Success and dated as of August 17, 2004, whereby each transfers to RR all of the shares and warrants of Stepmind respectively held by them immediately following the subscription for the Shares, namely 809,846 ABSA Shares 1, consisting of 809,846 class B shares in the capital of Stepmind, with one anti-dilution warrant and one BSA1 warrant attached to each such class B share (all currently held by Welcome Success) and the Shares (the "TRANSFERRING SHARES") and (iii) a letter, signed by Welcome Success and Mr. Jackie Wah pursuant to which Welcome Success, whose permanent representative is Mr. Wah, resigns as a member of the board of

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directors of Stepmind as of August 17, 2004 (the "RESIGNATION LETTER", and
together with the Subscription Forms and Transfer Forms, the "ESCROW DOCUMENTS")

(C) RR has agreed to deposit a sum of Euro 4,253,301.98 (the "PAYMENT AMOUNT"), which represents the purchase price payable by RR for the purchase of the Transferring Shares from Nam Tai and Welcome Success, with the Escrow Agent, within three calendar days of the execution of this Agreement, which shall be released by the Escrow Agent in accordance with the terms of this Agreement.

(D) RR shall be responsible for procuring all necessary consents and waivers of pre-emption rights, for the transfer of the Transferring Shares, whether required pursuant to Stepmind's Articles of Association, the Shareholders' agreement entered into in respect of Stepmind on November 28, December 9 and 10, 2003, and as subsequently amended on 22 March 2004 ("SHAREHOLDERS' AGREEMENT") or otherwise.

(E) RR have agreed to procure that the directors nominated by them to the board of Stepmind shall, and the Director and the Director General have agreed that they shall, vote against the Third Capital Increase.

NOW IT IS WITNESSED as follows:

1.    DEFINITIONS

      Unless the context otherwise requires or if otherwise defined in this Agreement, capitalised terms used in this Agreement shall have the meanings attributed to them in the Investment Agreement.

2.    DEPOSIT OF SUBSCRIPTION AGREEMENT

      Simultaneously with the execution and delivery of this Agreement, Nam Tai and Welcome Success shall deliver the Escrow Documents, all duly executed and dated as provided in the recitals above, to the Escrow Agent.

3.    PAYMENT OF THE PAYMENT AMOUNT AND RELEASE OF THE ESCROW DOCUMENTS

3.1 As soon as possible following the execution of this Agreement, and in any event within three (3) calendar days of its execution, RR shall remit by telegraphic transfer in immediately available funds, the Payment Amount to the Escrow Agent, to the following account (which shall not be interest bearing) (the "NOMINATED ACCOUNT"):

      Bank Name   : The Hongkong & Shanghai Banking Corporation Limited ("HSBC")
      Bank Address: 1 Queen's Road Central, Hong Kong
      A/C Name    : Johnson Stokes & Master

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      A/C Number  : 004-002-226173-220
      SWIFT       : HSBCHK HHHKH
      Reference   : MSR/67152882
      Beneficiary : Remote Reward SAS

      In the event that the Payment Amount has not been received by the Escrow Agent prior to 17:00 hrs on the third calendar day following the execution of this Agreement, Nam Tai shall be entitled to terminate this Agreement with effect from such date, by giving written notice to each of the parties. Upon such termination, the Escrow Documents shall themselves terminate and shall be deemed to cease to have effect, and the Escrow Agent shall return the Escrow Documents to Nam Tai at such address as it notifies in writing to the Escrow Agent.

3.2 The Escrow Agent shall regularly inquire to HSBC as to whether the Payment Amount has been credited to the Nominated Account. As soon as reasonably practicable after the Escrow Agent learns, to its reasonable satisfaction, that the Payment Amount has been credited to the Nominated Account, but in no event later than four hours thereafter, the Escrow Agent shall release to RR the Escrow Documents by hand delivery of the originals to Mr. Philippe Rechsteiner, the authorised representative of RR, at the offices of the Escrow Agent or if requested in writing by Mr. Rechsteiner (or if Mr. Rechsteiner is not present at the offices of the Escrow Agent at such time, to his counsel Mr. Greg Liu at the Hong Kong offices of Paul Weiss Rifkind Wharton & Garrison. As soon as reasonably practicable following the release of the Escrow Documents to RR, the Escrow Agent shall remit to Nam Tai the Payment Amount, by transferring it to the following account:

      Bank Name   : The Hongkong and Shanghai Banking Corporation Limited
                    (Macau Office)
      Bank Address: 639 Avenida da Praia Grande, Macau
      A/C Number  : 001-046507-151
      Beneficiary : Nam Tai Electronics, Inc.

3.3 As soon as reasonably practicable following the release of the Escrow Documents to RR as described in Clause 3.2 above, RR shall procure the receipt of the consent of MWGL and AGF PE (or alternatively the waiver of their pre-emption rights) to the transfer of the Transferring Shares pursuant to the Shareholders' Agreement, as well as any consent to the transfer of the Transferring Shares that may be required pursuant to the articles of association of Stepmind or as may be required pursuant to any other relevant document or provision.

3.4 Furthermore, RR agrees to comply with the provisions of Section 4.2 of the Shareholders' Agreement, and shall comply with, and perform Nam Tai and Welcome Success's obligations as a "Transferor" pursuant to Section 4.2 of the Shareholders' Agreement, including, but not limited to, selling the "Transferred Shares" to such other shareholders in Stepmind that wish to exercise their pre-emption rights pursuant to Section 4.2.

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3.5   In addition RR shall, if it is lawfully required to do so, comply with its and Nam Tai and Welcome Success's obligations pursuant to Section 4.4 of the Shareholders' Agreement and RR hereby undertakes to purchase any shares or warrants of Stepmind that it is lawfully required to purchase pursuant to the provisions of Section 4.4 of the Shareholders' Agreement.

3.6 If either Nam Tai or RR (the "PAYEE") produces a judgment of a court of competent jurisdiction to the effect that the Payee is entitled to be paid the amount stated in such judgment from the Nominated Account, provided such judgment is not the subject of any appeal within fourteen (14) days thereof, the Escrow Agent shall pay or hold the amount stated in such judgment to or for the Payee or in the manner directed in the Payee's written instructions (provided such instructions are consistent with such judgment), on the fourteenth (14th) calendar day following receipt by the Escrow Agent of the relevant judgment.

3.7 The Director and the Director General hereby represent and undertake that they shall not exercise any right of pre-emption or tag along right, which they may be entitled to pursuant to Sections 4.2 and 4.4 of the Shareholders' Agreement.

4.    THE THIRD CAPITAL INCREASE

4.1 RR, the Director and Director General hereby agree that they shall vote against, or (in the case of RR) procure that the director appointed by it shall vote against, the Third Capital Increase at any meeting of the board of directors of Stepmind called to discuss the same, so that Nam Tai shall not be required to subscribe for any ABSA Shares 4 pursuant to Article 2.4 of the Investment Agreement. In addition, RR, the Director and the Director General agree to use their best efforts to procure that the Third Capital Increase does not occur.

4.2 If, notwithstanding the provisions of Clause 4.1 above and 5.3 below, the Third Capital Increase is approved by the board of directors of Stepmind, RR agrees to assume responsibility for Nam Tai's proportionate share of the Third Capital Increase pursuant to Clause 2.4 of the Investors Agreement, together with Nam Tai's obligation to underwrite and subscribe for any part of the Third Capital Increase which any other Investor declines to subscribe for. In addition, RR hereby agrees to indemnify Nam Tai and Welcome Success against each and every claim, loss, liability and cost which they may suffer or incur and which arises in any way in relation to the Third Capital Increase.

5.    CONSEQUENCES OF EXIT OF NAM TAI AND WELCOME SUCCESS

5.1 Following the release of the Escrow Documents and the Payment Amount pursuant to Clause 3.2 above, the Director, the Director General, and RR hereby agree and acknowledge that Nam Tai and Welcome Success shall by virtue of the transfer of the Transferring Shares to RR, no longer be parties to the Shareholders' Agreement, and they shall be discharged of all their obligations under the Shareholders' Agreement and Investment Agreement (except for any confidentiality obligations set forth therein) and in

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      return, Nam Tai and Welcome Success renounce all rights that they may have under the Investment Agreement or the Shareholders' Agreement.

5.2 Each of Nam Tai and Welcome Success agree to, and to cause its representatives to, keep as confidential all information, including without limitation product information, technical information, market information and customer information, relating to Stepmind and its products, that it learned by virtue of its shareholding in and representation on the board of Stepmind. Nam Tai and Welcome Success acknowledge the importance to Stepmind of maintaining the confidentiality of all such information. This provision shall survive for a period of three (3) years.

5.3 In connection with the transactions and matters contemplated by this Agreement, and assuming the due execution by Nam Tai and Welcome Success of their obligations under this Agreement, in addition to the indemnification obligations set forth in Clauses 3.4 and 4.2 above, RR shall indemnify and hold harmless Nam Tai and Welcome Success against each and every claim, loss, liability and cost ("LIABILITY") which they may suffer or incur and which arises in any way pursuant to the transactions and matters contemplated by this Agreement , including:

      (a)   the settlement of any such Liability;

      (b)   the costs of any legal proceedings relating to such Liability; and

      (c)   the enforcement of any such settlement or legal proceedings.

5.4 Following the termination of this Agreement in accordance with Clause 7(a) below, RR, the Director and the Director General, undertake to Nam Tai and Welcome Success, and in return Nam Tai and Welcome Success undertake to RR, the Director and the Director General, that neither of them shall bring any claims against the other in relation to their investment in, or involvement with, Stepmind save and except as provided in this Agreement.

6.    THE ESCROW AGENT

6.1 In order to induce the Escrow Agent to act hereunder, RR and Nam Tai expressly acknowledge and agree that:

      (a) this Agreement expressly sets forth all of the Escrow Agent's duties with respect to any and all matters pertinent hereto. No implied duties or obligations shall be read into this Agreement against the Escrow Agent and it shall not be bound by the provisions of any other agreement between the parties hereto (whether or not they have any knowledge thereof), except this Agreement;

      (b) the Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity or the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and

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            may assume that any person purporting to give notice or receipt or advance or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so; and

      (c) they shall not bring any claim against the Escrow Agent in respect of any exercise of its powers or functions under this letter and they severally agrees to indemnify it and hold it harmless fully against all costs, claims, actions, damages, liabilities and losses whatsoever and howsoever arising in connection with it holding the Escrow Documents or the Payment Amount or acting pursuant to or as contemplated in this Agreement, save in the case of its willful default or dishonesty.

7.    TERMINATION OF ESCROW AGREEMENT

      Subject to the provisions of Clauses 4, 5, 7, 8 and 9, which shall continue in full force and effect, this Agreement shall terminate upon the earlier of:

      (a) the release of the Escrow Documents and the Payment Amount pursuant to Clauses 3.2 and 3.3 above; or

      (b) 31 August 2004, if the Escrow Documents and the Payment Amount have not been released pursuant to Clauses 3.2 above, prior to such date, upon which date the Escrow Agent shall return (i) the Escrow Documents to Nam Tai and, (ii) upon notification in writing to the Escrow Agent from RR of the details of its nominated bank account, the Payment Amount to RR.

8.    FEES

      Each party shall be responsible for it own costs in connection with the execution of this Agreement and the matters contemplated by it, save and except that Nam Tai shall be responsible for the fees, costs, expenses and disbursements of the Escrow Agent.

9.    TERMS AND CONDITIONS

9.1 This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("HONG KONG"), and the parties submit to the non-exclusive jurisdiction of the courts of Hong Kong.

9.2 Except as otherwise permitted herein, this Agreement may be modified only by a written amendment signed by all the parties hereto, and no waiver of any provision hereof shall be effective unless expressed in writing signed by the party to be charged.

9.3 This Agreement shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto.

9.4 The provisions of this Section 9 shall survive termination of this Agreement and/or the resignation or removal of the Escrow Agent.

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9.5   This Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

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      IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed as of the day and year first written above.

NAM TAI ELECTRONICS INC

By:__________________________
   Name:
   Title:

WELCOME SUCCESS TECHNOLOGY LIMITED

By:__________________________
   Name:
   Title

REMOTE REWARD SAS

By:__________________________
   Name:
   Title:

JOHNSON STOKES & MASTER

By:__________________________
   Name:
   Title:

_____________________________
ANDRE JOLIVET

____________________________
ALAIN JOLIVET